Exhibit 99.1

To Our Stocholders,

It was 15 years ago – first quarter of 1994 - on a sub-zero day in January, when my co-founder Mike Bauer, and I, along with 16 other anxious team members whom we had assembled, opened the doors of Quad City Bank & Trust in Bettendorf, Iowa. Each of us eagerly awaited the days and weeks and years to come when we would serve our banking clients in an exceptional and relationship-driven style. None of us could have, or would have, predicted the future success of our banking model. Today we stand
375 employees strong and serve clients not only in the Quad Cities, but in Cedar Rapids and Rockford. We have also added an equipment leasing division in the Milwaukee, Wisconsin area. We believe the secret to our success is now, and always has been, our people. We have the very best people dedicated to building the very best client relationships.

As of this newsletter we celebrate our fifteen years of growth, and stand at $1.68 billion in total assets. We also celebrate and congratulate our co-founder, Mike Bauer, on his retirement in May 2009. As you may know, when this Company was contemplated, I was a partner in a public accounting firm, where much of my work focused on community banks. At the same time, Mike was the President of Norwest Bank in Davenport. We shared many mutual clients and most importantly, a passion for serving clients. It was with this passion that QCR Holdings, Inc. was born and the model has served us well. There is not enough space to thank Mike or to identify all of his achievements in banking and in his charitable life. He is truly a consummate banker who believes strongly in promoting community banking, forming strong relationships with employees and clients, and serving the community in many, many ways. All of us at QCR Holdings are indebted to Mike for his vision and strength fifteen years ago, as we formed this Company.

When we started the Company we never contemplated operating in the environment we are experiencing today. Earnings for the quarter ended March 31, 2009 resulted in net income attributable to QCR Holdings, Inc. of $84 thousand, or diluted earnings per share for common shareholders of ($0.13). Earnings for the first quarter of 2009 were significantly impacted by additional loan/lease loss provisions as the Company increased its qualitative reserves due to the continued uncertainty in the national and local economy, and made increased provisions regarding several specific commercial credits. By comparison, for the quarter ended December 31, 2008, the Company reported a slight net loss attributable to QCR Holdings, Inc. of $55 thousand, or diluted earnings per share of ($0.11). For the first quarter of 2008, the Company reported net income attributable to QCR Holdings, Inc. of $686 thousand, or diluted earnings per share of $0.05.

During the past two quarters we’ve experienced some degradation of several specific commercial credits within our loan portfolio. As the economic recession continues, we believe it’s more important than ever to apply a conservative approach to the valuation of our loans. We continue to carefully analyze our level of reserves and our related reserving methodology. Although this conservative approach has negatively impacted our earnings in the short-term, we feel that it is in the best interests of the Company and you, our shareholders.

Despite the economic recession and its impact on our provision expense, we are pleased with our continued success in growing our earnings before provision for loan/lease losses and taxes. Earnings from continuing operations attributable to QCR Holdings, Inc. before provision and taxes totaled $4.2 million for the first quarter of 2009, which was an increase of $809 thousand, or 24%, from $3.3 million for the first quarter of 2008. Our most significant competitive advantage is our people, and this solid growth in our ‘core’ earnings is a direct result of our team’s strong focus on client relationships.

During the first quarter of 2009, the Company’s total assets increased nearly 5%, or by $75.3 million, to $1.68 billion from $1.61 billion at December 31, 2008. During this same period, loans/leases remained at $1.21 billion, and total deposits increased by $27.6 million to $1.09 billion at March 31, 2009 from $1.06 billion at December 31, 2008, or by 3%. Short-term and other borrowings totaled $444.8 million as of March 31, 2009, which was an increase of $13.0 million from $431.8 million as of December 31, 2008.
With the addition of the preferred stock from the Treasury Capital Purchase Program, stockholders’ equity increased $37.3 million to $129.8 million as of March 31, 2009, as compared to $92.5 million at December 31, 2008.

The Company and all three subsidiary banks continue to be well capitalized as of March 31, 2009, and we have very strong access to liquidity. On February 13, 2009, we received funding in the amount of $38.2 million under the Treasury Capital Purchase Program. In these uncertain economic times, we felt it was important to further strengthen our capital position. Our participation in the Treasury Capital Purchase Program accomplished this in a cost effective manner during a time when the nation’s capital markets were severely constrained and the cost of private capital was not attractive.

Consistent with the intent of the Treasury Capital Purchase Program, we believe the additional capital will enhance our capacity to support the communities we serve through additional lending opportunities.
Although the investment of Treasury capital was only recently received in mid-February, we already have strong evidence of this support within our communities. Specifically, we originated $75.6 million of new loans to both new and existing customers during the first quarter of 2009, or nearly twice the amount of the Treasury capital. Continuing this effort without sacrificing our asset quality is one of our most significant challenges today. Maintaining asset quality continues to be our top priority.

Our Company is committed to providing disclosure and transparency regarding our utilization of the Treasury capital. Immediately after receiving the $38.2 million in Treasury capital, we injected $21.6 million into Quad City Bank & Trust, $11.2 million into Cedar Rapids Bank & Trust, and $5.4 million into Rockford Bank & Trust, to provide each of our banks with additional liquidity and access to capital to meet the needs of their local communities. In the first quarter, we funded more than $24.3 million in new mortgages and other consumer loans to our individual clients, and more then $51.3 million in new business loans and leases to our commercial clients. While we provided all of these new loans, which were well in excess of the capital we received from the Treasury, our total loans remained flat at approximately $1.21 billion. This resulted from our sale of approximately $28.9 million of residential mortgages during the quarter and many of our commercial borrowers paid off or paid down their loans as their financing needs were curtailed along with the economic recession.

Nonperforming assets at March 31, 2009 were $27.7 million, which was an increase of $3.9 million from $23.8 million at December 31, 2008, resulting in an increase in the level of nonperforming assets at the end of the first quarter to 1.65% of total assets, as compared to 1.48% of total assets at December 31, 2008. Of this increase, $3.4 million was attributable to three specific commercial credits. Management has thoroughly reviewed these loans and has provided specific reserves as appropriate. The Company’s allowance for loan/lease losses to total loans/leases increased to 1.76% at March 31, 2009 from 1.47% at December 31, 2008, and from 1.15% at March 31, 2008. Furthermore, the Company’s provision for loan/lease losses totaled $4.4 million for the first quarter of 2009 which was a decrease of $369 thousand from $4.7 million for the fourth quarter of 2008.

While we are disappointed with the increase in our nonperforming assets and related increase in our provision expense over the past two quarters, our nonperforming assets remain controlled to date and less than most of our peers. We are making every effort to proactively manage the quality of our loan portfolio. With that said, we increased the qualitative factors impacting the allowance for loan/lease losses as we continue to carefully review these factors to insure that all risk is appropriately assessed and reserved. Maintaining credit quality during this economic downturn is critical and management frequently monitors the Company’s loan/lease portfolio and the level of allowance for loan/lease losses.

We believe the economic downturn presents opportunities for community banks like ours, as our clients are looking for a banking relationship versus a banking transaction - a team who will guide and advise them through these difficult times. We feel we are positioned with the very best people to do just that.

We are focused on strengthening our client relationships at every opportunity, and maintaining strong asset quality, liquidity and capital. Thanks to each of you for your continued support, and a special thank you to our original shareholders for your belief in the dream fifteen years ago.